EXHIBIT 10.7

BROADCOM CORPORATION SEVERANCE BENEFIT PLAN
FOR VICE PRESIDENTS AND ABOVE
AND
SUMMARY PLAN DESCRIPTION
(Effective June 1, 2010)
(Amended December 16, 2011)

BROADCOM CORPORATION SEVERANCE BENEFIT PLAN
FOR VICE PRESIDENTS AND ABOVE
AND
SUMMARY PLAN DESCRIPTION
(EFFECTIVE JUNE 1, 2010 AND AMENDED DECEMBER 16, 2011)

I.INTRODUCTION
Broadcom Corporation (“Broadcom”) provides severance payments and benefits to terminated eligible employees who held, immediately prior to termination, the title of Vice President or above only under limited circumstances. Broadcom retains the right to amend, modify or terminate this Broadcom Corporation Severance Benefit Plan for Vice Presidents and Above and Summary Plan Description (the “Plan”) at any time, in whole or part, and to determine employee eligibility for severance payments and benefits pursuant to the terms of this Plan.
The purpose of the Plan is to provide severance payments and benefits to eligible employees holding the title of Vice President or above whose employment with Broadcom or its affiliates is terminated due to certain qualifying events as described herein. The Plan is effective with respect to qualifying terminations occurring on and after June 1, 2010.
The Plan supersedes and replaces any and all prior obligations, plans, practices or policies of Broadcom or its affiliates, whether written or oral, that provide for severance payments or benefits of any kind to you if you are eligible to participate in this Plan under Sections III.A.1 and 2 below (without regard to the remainder of Section III.A or III.B below), subject to the following exceptions (the “Coverage Exceptions”):

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If you are a party to an individual employment agreement, offer letter or any other bilateral or multilateral agreement with Broadcom or its affiliates which provides for severance payments or benefits of any kind (“Contractual Benefits”) without regard to the occurrence of a change in control of Broadcom, you will be entitled to receive the greater of (i) such Contractual Benefits or (ii) the benefits provided under the Plan; provided, however, that the Company will exclude the value of any contractually-provided equity acceleration when determining the value of any Contractual Benefits.,

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If you are a party to any individual employment agreement, offer letter or any other bilateral or multilateral agreement with Broadcom or its affiliates which provides for Contractual Benefits upon a qualifying termination in connection with the occurrence of a change in control of Broadcom (within the meaning of such agreement) or upon your death or permanent disability, then you (or your estate as the case may be) will be entitled to receive the greater of (i) such Contractual Benefits or (ii) the benefits provided under the Plan; provided, however, that the Company will exclude the value of any contractually-provided equity acceleration when determining the value of any Contractual Benefits..
This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, section 2510.3-2(b). This document shall also serve as a Summary Plan Description.
II.    DEFINITIONS
1.    “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.
2.    “Alternative Position” shall mean a position that (a) is not more than fifty (50) miles from the location of your current position as of the effective date of this Plan (for positions that are of a telecommuting nature or are essentially mobile, this limitation does not apply); (b) provides you with pay that is at least 85% of your Base Salary as of the effective date of this Plan and (c) would not otherwise constitute a change in your position that would allow for resignation for Good Reason under the Plan.
3.    “Base Salary” shall mean your annual base salary in effect as of your Termination Date.
4.    “Board” shall mean the Board of Directors of Broadcom, or any successor to it, or a committee of the Board of Directors specifically designated for the purpose of making compensation determinations.
5.    “Cause” shall mean the occurrence of any one or more of the following events:
(i)    Your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness);
(ii)    Your willful commission of an act of fraud, embezzlement, theft, misappropriation or dishonesty resulting in economic or financial injury to the Company;
(iii)    Your conviction of, or entry by you of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude;
(iv)    Your willful breach of your fiduciary duty to the Company which results in economic or other injury to the Company;

(v)    Your willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to Broadcom’s operations and financial condition or your willful and knowing submission of any false or erroneous certification required of you under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of Broadcom’s Class A common stock are at the time listed for trading;
(vi)    Your material breach of a material term of the Confidentiality and Invention Assignment Agreement between you and Broadcom or your material breach of any material provision or policy set forth in Broadcom’s Code of Ethics and Corporate Conduct; or
(vii)    Your material breach of any other written agreement between you and the Company; provided that, in each case, unless the described activity cannot (in the Plan Administrator’s sole discretion) be cured, corrected or ceased, you have received written notice of the described activity in accordance with the Plan, have been afforded a reasonable opportunity to cure or correct the activity described in the notice, and have failed to fully cure, correct or cease the activity, as appropriate.
6.    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
7.    “Code” shall mean the Internal Revenue Code of 1986, as amended.
8.    “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The “Committee” may delegate its authority under the Plan to an individual or another committee.
9.    “Company” shall mean Broadcom and any of its Affiliates, other than an Affiliate that the Committee excludes from participation in the Plan.
10.    “Good Reason” shall mean the occurrence of any one or more of the following events:
(i)    Except as you may otherwise agree in writing, a change in your position (including status, offices, titles and reporting requirements) with the Company that materially reduces your then-current authority, duties or responsibilities, or any other action by the Company that results in a material diminution in such authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and that is remedied by the Company reasonably promptly after the Company receives your notice thereof;
(ii)    A more than fifteen percent (15%) reduction by the Company in your then-current base salary;

(iii)    Any action by the Company that would reduce the aggregate value of your then-current annual bonus opportunity by more than fifteen percent (15%) in the aggregate; provided, however, that (A) a reduction in your annual bonus opportunity that is part of a broad-based reduction in corresponding bonuses or awards for management employees and pursuant to which your opportunity is not reduced by a greater percentage than the reductions applicable to other management employees or (B) a reduction in your annual bonus opportunity occurring as a result of your failure or the Company’s failure to satisfy performance criteria applicable to such bonus opportunity, in either case, shall not constitute Good Reason;
(iv)    A material change to the geographic location at which you must provide services (within the meaning of Section 409A of the Code), provided, however, that in no event shall a relocation of less than fifty (50) miles be deemed material for purposes of this clause (iv); or
(vi)    Any material breach by the Company of the terms and conditions of this Plan.
The foregoing shall constitute an exclusive list of the events or contingencies that may constitute Good Reason under the Plan. For purposes of the Plan, a termination of employment by you shall not be deemed to be for Good Reason unless (A) you give the Company written notice describing the event or events which are the basis for such termination within ninety (90) days after the event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of the Company’s receipt of such notice (“Correction Period”), and (C) you terminate your employment no later than thirty (30) days following the Correction Period.
11.    “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan, or if no such individual is appointed, then the Plan Administrator shall be the Committee.
12.    “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)).
13.    “Termination Date” shall mean the date on which you incur a Separation from Service from the Company.
14.    “WARN Act” shall mean the federal Workers Adjustment and Retraining Act or any state law that mandates advanced notice of a plant closing, mass layoff, or other economically motivated reduction in force.
III.    ELIGIBILITY
A.    Eligibility Criteria

You generally are eligible for benefits under the Plan if you satisfy each of the following conditions:
1.    You are a full-time U.S. employee of the Company.
2.    You hold the title of Vice President, Senior Vice President or Executive Vice President with the Company.
3.    You have signed the Company’s standard Confidentiality and Invention Assignment Agreement, or similar document with a predecessor of the Company, that covers the period of your employment with the Company (and/or with any predecessor of the Company) and also includes post-employment obligations concerning the Company’s confidential information.
4.    You have returned to the Company, on or within five (5) business days after your employment termination date, all Company documents created and received by you during your employment (electronic and paper) with the exception only of your personal copies of documents evidencing your hire, termination, compensation, benefits and stock options, and any other documents you have received as a shareholder of Broadcom or any parent or subsidiary of Broadcom.
5.    Your employment with the Company is terminated by the Company without Cause or you resign for Good Reason and you incur a Separation from Service.
6.    If you previously received an advance(s) for business travel and entertainment expenses, (i) you have properly completed and submitted an expense reimbursement form(s) and supporting receipts to the Company within fifteen (15) days after your Termination Date, (ii) the Company has approved your expenses, and (iii) you have repaid within that fifteen (15)-day period any amount advanced but not used.
7.    On or before your Termination Date, you have met with your manager or other person designated by the Company and: (i) you have satisfactorily transitioned your work and information concerning your work; and (ii) you have provided the Company with all passwords and pass codes you have created for documents, email and electronic files that you created or used on Company’s computers and computer systems.
8.    On or before your Termination Date, you have returned to the Company all items of property received by you for your use during employment, including, but not limited to, any laptops, computer equipment, software programs, cell phones, Secure ID tokens, keys and passes, and credit and calling cards.
9.    You are not in one of the excluded categories listed below.
B.    Criteria for Exclusion from Eligibility
You are not eligible for severance benefits under this Plan if any of the following apply:

1.    You are a temporary, leased or seasonal employee of the Company.
2.    You work for the Company as an independent contractor, consultant, or agent under a written contract or purchase order or you are otherwise classified as such by the Company (whether or not such classification is upheld on governmental, judicial or other review).
3.    You were previously employed by NetLogic Microsystems, Inc. (“NetLogic”) and your employment with NetLogic, the Company or one of its Affiliates is terminated within twelve (12) months following the effective date of the Company’s acquisition of NetLogic pursuant to the Agreement and Plan of Merger, dated as of September 11, 2011, by and among NetLogic, the Company and I&N Acquisition Corp., a wholly owned subsidiary of the Company, and you are not otherwise subject to a written agreement signed by a duly authorized agent of the Company entitling you to participation in the Plan.
4.    You voluntarily resign without Good Reason.
5.    Your employment is terminated by the Company for Cause.
6.    You are offered (without regard to whether you accept or decline) an Alternative Position by the Company, or a company or entity that acquires, merges with, acquires some or all of the assets of, or otherwise carries on the business of the Company relating to your employment.
7.    Your employment with the Company or an entity that carries on the business of the Company or a unit of the Company does not terminate.
8.    You incur a Separation from Service by reason of your death or a long-term or permanent disability that renders you unable to perform your essential job functions even with accommodation.
9.    The payments or benefits to which you would otherwise be entitled under the Plan are excluded under a Coverage Exception.
10.    The Plan Administrator determines, in its sole discretion, that your receipt of severance benefits would not under the circumstances further the purposes of the Plan or would otherwise be inappropriate and not in the best interests of the Company; provided, however, that the foregoing discretion shall not be available to the Plan Administrator in the event that you terminate employment for Good Reason under the Plan (it being understood that the Plan Administrator’s exercise of discretion pursuant to this Section III.B.9 shall not, in and of itself, constitute Good Reason).
IV.    HOW THE PLAN WORKS
A.    Severance Payments and Benefits

Upon satisfaction of the eligibility criteria of Section III above and subject to Sections IV.B and C below, you will be entitled to receive the following severance payments and benefits under the Plan if you incur a Separation from Service from the Company by reason of a termination of your employment either by the Company without Cause or by you for Good Reason. In the event you are entitled to prior notice of your termination pursuant to the provisions of a WARN Act, and you are eligible for severance payments and benefits under this Plan, you will receive, without condition, pay and benefits in lieu of any notice period required by the WARN Act for which actual notice was not provided, and the severance payments and benefits to which you are entitled under this Plan will be the difference between the pay and benefits provided to you in lieu of notice and the payments and benefits otherwise provided in this Section IV.A.
11.    Base Salary Severance. You will be paid, in a single lump sum cash payment on the 60th day immediately following your Termination Date, an amount equal to the number of months of your then-current Base Salary as set forth in the table below based on your title with the Company immediately prior to your Termination Date.
12.    Bonus Payment. You will be paid, in a single lump sum cash payment, an amount equal to the product of (i) 100% of your target bonus (as determined by the Plan Administrator in its sole discretion) under the Company’s Performance Bonus Plan for the fiscal year in which your Termination Date occurs, without regard to the actual payout under such plan with respect to such fiscal year, multiplied by (ii) a fraction, the numerator of which is the number of months set forth in the table below based on your title with the Company immediately prior to your Termination Date, and the denominator of which is 12 (the “Bonus Payment”). The Bonus Payment shall be paid to you at the same time as all other bonus payments are made to participants in the Company’s Performance Bonus Plan for the fiscal year in which your Termination Date occurs, but in any event, no later than March 15th of the year following the relevant fiscal year.

13.    Cash Equivalent of Equity Award Vesting. Except as provided below, you will be paid, in a single lump sum cash payment on the 60th day immediately following your Termination Date, an amount equal to the cash equivalent of the number of months of service vesting credit (as if you had remained employed by the Company for such period), as set forth in the table below based on your title with the Company immediately prior to your Termination Date, with respect to each outstanding stock option, restricted stock unit and other equity award held by you as of your Termination Date, as determined based on the excess, if any, of the “fair market value” (as defined under the terms of Broadcom’s 1998 Stock Incentive Plan, as amended from time to time) on the Termination Date over the exercise price with respect to the aggregate shares underlying any such outstanding stock option, and the fair market value on the Termination Date of the aggregate shares underlying any restricted stock unit or other equity award that is so deemed to be vested. Notwithstanding the foregoing or any provision of the Plan to the contrary, (i) restricted stock units granted under any Broadcom Special Retention Program, as determined in the sole discretion of the Administrator (including, without limitation, restricted stock units that vest in full on the date that is either three years from the award date or three years from the vesting commencement date), shall be disregarded for purpose of this Section IV.A.3 and shall be governed exclusively by the terms and conditions of the applicable award agreement, and (ii) this Section IV.A.3 shall not apply to any award that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A if the application of this provision to such award would constitute an impermissible acceleration of the payment of such award or would otherwise result in the imposition of tax under Section 409A of the Code (in which case any such award shall be governed solely by the applicable grant documents).
14.    Health Benefit Payment. If you are enrolled in a health plan offered by the Company immediately prior to your Termination Date, you will be paid, in a single lump-sum cash payment on the 60th day immediately following your Termination Date, an amount equal to the cost to obtain COBRA continuation coverage for yourself and, to the extent enrolled immediately prior to your Termination Date, your spouse and eligible dependents, in each case, under the Company’s applicable employee group health plan for the number of months set forth in the table below based on your title with the Company immediately prior to your Termination Date. It shall be solely your responsibility to actually obtain COBRA continuation coverage for you and your dependents, should you so elect, and to take all necessary steps associated with obtaining such coverage (subject to the Company’s obligations under law), notwithstanding the Company’s payment obligations under this Section IV.A.4.
15.    Outplacement. You will be provided with outplacement services through a vendor selected by the Company for a period up to the number of months set forth in the table below based on your title with the Company immediately prior to your Termination Date. Such services must be initiated within forty-five (45) days of your Termination Date and shall include only those services authorized by the Company.

Position/Title	Base Salary Severance	Bonus Payment	Cash Equivalent of Equity Award Vesting	Health Benefit Payment	Outplacement Services
Vice President	6 months	6 months	6 months	6 months	6 months
Senior Vice President	9 months	9 months	9 months	9 months	6 months
Executive Vice President	12 months	12 months	12 months	12 months	6 months

B.    Release Requirement
Notwithstanding any provision of the Plan to the contrary, it shall be a condition to your right to receive the amounts provided for in Section IV.A above that you have signed the General Release of All Claims (the “Required Release”) and delivered it to the Company in accordance with following requirements:
1.    If you are under age forty (40), then (i) your executed Required Release must be in the form that will be provided to you by the Company, (ii) you must sign that document and deliver it to the Company within ten (10) business days after the date of your Termination Date and (iii) the Required Release must become effective after the expiration of any applicable revocation period.
2.    If you are age forty (40) or older, then (i) your executed Required Release must be in the form that will be provided to you by the Company , (ii) you must sign that document and deliver it to the Company within twenty-one (21) days after your Termination Date (or, when applicable, forty-five (45) days after the later of your Termination Date or the date you receive all required disclosures) and (iii) the Required Release must become effective after the expiration of any applicable revocation period.
C.    Termination of Benefits
Notwithstanding any provision of the Plan to the contrary, you will not be entitled to the Bonus Payment portion of the severance described in Section IV.A.2 above in the event that you breach any material agreement between you and the Company prior to the date on which such Bonus Payment is paid, including, without limitation, under any severance agreement or the Company’s Confidentiality and Invention Assignment Agreement.
D.    Six-Month Delay

Notwithstanding anything to the contrary in the Plan, no compensation or benefits, including without limitation any severance payments or benefits payable under Section IV.A, shall be paid to you during the 6-month period following your Separation from Service if the Company determines that paying such amounts at the time or times indicated in the Plan would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.
E.    Taxes and Other Withholdings
The lump sum payment of the severance payments and benefits determined in accordance with Section IV.A above will be subject to legally required tax withholdings and all other applicable payroll deductions. Such withholdings and deductions will not include 401(k) Plan contributions or other elective benefit and benefit plan contributions as participation in such benefits and plans terminates upon termination of employment.
F.    Administrator Discretion
The Plan Administrator may, as it deems appropriate and in its sole discretion, authorize severance benefits in an amount different from that set forth in Section IV.B. Under certain circumstances, the Plan Administrator may, in its sole discretion, waive or modify, with respect to one or more employees or classes of employees, the eligibility requirements for severance benefits or modify the amount of severance benefits. In such circumstances, such waiver or modification shall be treated as an amendment to the Plan with respect to such employee(s) or classes of employees and shall continue to be governed by the terms of the Plan. In no event, however, shall any severance benefit payments be structured in a manner, or shall the Plan Administrator take any other action, that would contravene the applicable requirements, restrictions and limitations of Section 409A of the Code and the Treasury Regulations thereunder or otherwise result in a prohibited acceleration, or impermissible deferral, of benefit payments under Section 409A of the Code and the Treasury Regulations thereunder.
G.    Miscellaneous
Regardless of whether you meet the eligibility criteria of Section II and are eligible for benefits under the Plan, you will be subject to the following rights and obligations in connection with your Termination:
1.    In your final paycheck, you will receive a lump sum payment equal to the aggregate amount of your earned but unpaid Base Salary.
2.    As of the effective date of your Termination, you will cease participation in all employee benefits and benefit plans that the Company makes available to its employees, in accordance with the terms and conditions of such benefits and benefit plans.

3.    In accordance with COBRA, you and/or your eligible dependents may elect temporary continuation coverage under the Company's group health benefit plans (medical, dental and/or vision), provided that you timely elect such coverage and you timely pay the full amount of premiums due. In connection with your termination, you and your eligible dependents will be provided with COBRA election forms and a notice that describes your rights to, and the terms and conditions of, temporary continuation coverage under COBRA. These documents will be provided separately.
4.    During the limited post-service exercise period and pursuant to the terms specified in your stock option agreement(s), you may exercise any outstanding stock options that vested on or prior to the effective date of your termination provided that any and all trades made post-employment comply with Broadcom’s insider trading policy. If you are subject to Broadcom’s trading windows and your Termination Date falls within a closed window period, you will remain subject to Broadcom’s trading window policy and subject to applicable restrictions on stock sales until the next trading window opens. This means that if your Termination Date falls within a closed window, you may not engage in any open market transactions until the trading window opens, unless you have a trading plan in place that complies with Rule 10b5-1 under the Securities Exchange Act of 1934. If your Termination Date falls within an open window, you are generally not subject to further trading window restrictions, unless advised to the contrary. As always, you may never trade when in possession of “inside information” (as defined in Broadcom’s insider trading policy), regardless of whether you are subject to a trading window.
5.    You will receive information describing unemployment insurance benefits separately.
V.    OTHER IMPORTANT INFORMATION
A.    Plan Administration. As the Plan Administrator, the Committee or individual(s) appointed by the Committee has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for participation and for benefits under the Plan, the amount of benefits (if any) payable per participant, and to interpret terms of the Plan. The Plan Administrator may delegate any or all of its administrative duties to Company personnel. Any such delegation will carry with it the full discretionary authority of the Plan Administrator to carry out the delegated duties. Any determination by the Plan Administrator or its delegate will be final and conclusive upon all persons. Broadcom will indemnify and hold harmless any person serving in the capacity of Plan Administrator (or a delegate thereof); provided, however, such person does not act with gross negligence or willful misconduct with respect to such duties.

B.    Benefits. All benefits will be paid from the general assets of the Company. The Company will not establish a trust to fund the Plan. The benefits provided under this Plan are not assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, and may be conditioned upon your compliance with any confidentiality agreement you have entered into with the Company or upon your compliance with any Company policy or program. The payment of benefits under this Plan does not increase the benefits due to you under any other benefit plan or Company policy.
C.    Code Section 409A.    To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, if the Company determines that any compensation or benefits payable under the Plan may not be either exempt from or compliant with Section 409A of the Code and related Department of Treasury guidance, the Company may in its sole discretion adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under the Plan from Section 409A of the Code, (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, and/or (iii) otherwise avoid the imposition of tax under Section 409A of the Code; provided, however, that this Section V.C does not create an obligation on the part of the Company to adopt any such amendment, policy or procedure, to take any other action or to indemnify any person for any failure to do any of the foregoing.
D.    Claims Procedure.
1.    Application for Benefits. If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you receive under the Plan, you may submit a signed, written application to the Plan Administrator within ninety (90) days the effective date of your Termination.
2.    Denial of Application for Benefits. In the event that your application for benefits is denied in whole or in part, the Plan Administrator must notify you, in writing, of the denial of the application, and of your right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by you, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan's review procedure.

This written notice will be given to you within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to you before the end of the initial ninety (90) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. You will then be permitted to appeal the denial in accordance with the review procedure described below.
3.    Request for Review. If your application for benefits is denied (or deemed denied), in whole or in part, you (or your authorized representative) may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied). The Plan Administrator will give you (or your representative) an opportunity to review pertinent documents in preparing a request for a review. A request for a review shall be in writing. A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that you feel are pertinent. The Plan Administrator may require you to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.
4.    Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days) for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to you within the initial sixty (60) day period. The Plan Administrator will give prompt, written notice of its decision to you. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by you, the specific reasons for the decision and the Plan provisions upon which the decision is based. If written notice of the Plan Administrator's decision is not given to you within the time prescribed in this subsection (4), the application will be deemed denied on review.
5.    Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until: (i) you have submitted a written application for benefits in accordance with the procedures described by Section V.D.1., above; (ii) you have been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator's failure to act on it within the established time period); (iii) you have filed a written request for a review of the application in accordance with the appeal procedure described in Section V.D.3., above; and (iv) you have been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator's failure to take any action on the claim within the time prescribed by Section V.D.4., above).

E.    Plan Terms. This Plan supersedes any and all prior separation, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to eligible employees of this Plan, except such terms as are set forth in a written agreement signed by an authorized officer of the Company or any subsidiary of the Company.
F.    Plan Amendment or Termination. Broadcom reserves the right to change, suspend or discontinue all or any part of this Plan at any time and shall do so in writing signed by the Chief Executive Officer of Broadcom. This Plan terminates by its own terms when all benefits hereunder have been paid.
G.    Taxes and Other Payroll Deductions. The Company will withhold taxes and all other applicable payroll deductions from any severance payments or benefits under this Plan. The Company may also offset from any severance payments or benefits any amounts owed to the Company, except to the extent such offset would contravene any applicable restrictions or limitations under Section 409A of the Code or other applicable law.
H.    No Right to Employment. No provision of this Plan is intended to provide you or any other employee with any right to continue employment or other service role with Company or otherwise to affect the right of the Company which right is expressly reserved, to terminate the employment of any individual at any time for any reason, without cause.
I.    Governing Law. This Plan is intended to be interpreted, administered, and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to this Plan, to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common laws of the State of California (excluding its choice of law principles) shall apply.
J.    Successors.
1.    The Plan is personal to you and shall not be assignable by you otherwise than by will or the laws of descent and distribution. The Plan shall inure to the benefit of and be enforceable by your legal representatives.
2.    The Program shall inure to the benefit of and be binding upon Broadcom and its successors and assigns.
VI.    STATEMENT OF ERISA RIGHTS
As a participant, you are entitled to certain rights and protections under the Employment Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan participants shall be entitled to:
1.    Examine, without charge, at the Plan Administrator's office, all Plan documents, including all documents filed by the Plan with the U.S. Department of Labor, such as plan descriptions.

2.    Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.
In addition to creating rights for certain employees of the Company under the Plan, ERISA imposes obligations upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interest of the Company's employees who are covered by the Plan.
No one, including your employer or any other person, may terminate your employment or otherwise discriminate against you in any way to prevent you from obtaining a benefit to which you are entitled under the Plan or from exercising your rights under ERISA.
If your claim for a benefit under this Plan is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for a benefit under this Plan that is denied or ignored, in whole or in part, you may file suit in a federal or a state court. If it should happen that the Plan fiduciaries misuse the Plan's assets (if any) or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful in your lawsuit, the court may order the party you have sued to pay your legal costs, including attorney fees. However, if you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim or suit is frivolous.
If you have any questions about the Plan, this statement or your rights under ERISA, you should contact the Plan Administrator or the nearest Area Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your local telephone directory or contact the Division of Technical Assistance and. Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

ADDITIONAL PLAN INFORMATION

Plan Sponsor: Broadcom Corporation
Plan Name: Broadcom Corporation Severance Benefit Plan For Vice Presidents and Above
Employer Identification Number 33-0480482
Plan Effective Date: June 1, 2010, as Amended December 16, 2011
Plan Administrator: Executive Vice President Human Resources Severally With Chief Executive Officer
Direct Inquiries to: Plan Administrator c/o General Counsel
Agent for Service of Legal Process: National Registered Agents, Inc. 2875 Michelle Drive, Ste. 100 Irvine, CA 92606
Type of Plan: Severance Plan / Employee Welfare Benefit Plan
Plan Costs: The cost of the plan is paid by Broadcom Corporation.

IN WITNESS WHEREOF, BROADCOM CORPORATION. HAS CAUSED THIS SEVERANCE BENEFIT PLAN TO BE EXECUTED ON ITS BEHALF BY ITS DULY AUTHORIZED OFFICER ON THE DATE AND YEAR INDICATED BELOW

BROADCOM CORPORATION

By: /s/Scott McGregor

Scott McGregor
Chief Executive Officer

Dated: December 16, 2011